Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-286635

Quantum Corporation
Up to 17,550,626 Shares of Common Stock
This prospectus relates to the resale from time to time of up to 17,550,626 shares of common stock, $0.01 par value per share (the “common stock”), of Quantum Corporation, a Delaware corporation (“Quantum”), by YA II PN, Ltd., a Cayman Islands exempt limited partnership (the “Selling Stockholder”). The shares being offered by this prospectus consist of shares of common stock that we may, in our discretion, elect to issue and sell to the Selling Stockholder, from time to time, pursuant to a standby equity purchase agreement we entered into with the Selling Stockholder on January 25, 2025 (the “Purchase Agreement”), pursuant to which the Selling Stockholder has committed to purchase from us, at our direction, up to $200,000,000 of common stock, subject to terms and conditions specified in the Purchase Agreement. As consideration for the Selling Stockholder’s irrevocable commitment to purchase shares of our common stock at our election and in our discretion from time to time after the date of the Purchase Agreement and prior to the third anniversary of the Purchase Agreement, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement, we have issued to the Selling Stockholder 42,158 shares of common stock pursuant to the terms of the Purchase Agreement (the “Commitment Shares”). As of the date of this prospectus, we have sold an aggregate of 1,114,981 shares of common stock to the Selling Stockholder under the Purchase Agreement for an aggregate offering amount of approximately $17.6 million.
Our registration of the securities covered by this prospectus does not mean that the Selling Stockholder will offer or sell any of the shares of common stock. The Selling Stockholder may offer, sell, or distribute all or a portion of its shares of common stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholder pursuant to this prospectus. However, we may receive up to $200.0 million in aggregate gross proceeds from sales of our common stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time pursuant to the Purchase Agreement, of which we have received approximately $17.6 million as of the date of this prospectus. The resale of our common stock being offered by the Selling Stockholder pursuant to this prospectus, or the perception that these sales could occur, could result in a decline in the public trading price of our common stock. We provide more information about how the Selling Stockholder may sell or otherwise dispose of the shares of our common stock in the section entitled “Plan of Distribution.” We will bear all costs, expenses, and fees in connection with the registration of the shares of common stock offered hereby. The Selling Stockholder will bear all commissions and discounts attributable to its sales of the shares of common stock offered hereby.
Our shares of common stock are listed on the Nasdaq Global Market under the symbol “QMCO.” On April 28, 2025, the closing sale price of our common stock was $11.51 per share.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” on page 5 and incorporated by reference in this prospectus. You should carefully consider these risk factors, as well as the other information contained in this prospectus, before you invest.
The date of this prospectus is April 28, 2025.

Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus. We and the Selling Stockholder do not take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information; Incorporation by Reference.”
All references in this prospectus to “Quantum,” the “Company,” “we,” “us” and “our” refer to Quantum Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.
“Quantum” and the Quantum logo are our trademarks. This prospectus and the documents incorporated by reference into this prospectus may also contain trademarks and trade names that are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply relationships with, or endorsements or sponsorship of us by, these other companies.
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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve risks and uncertainties. When used in this prospectus, the words “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “plan,” “potential,” “will,” and similar expressions are intended to identify forward looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expected.
These forward-looking statements speak only as of the date hereof. We expressly disclaim any obligation or undertaking to update any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
You should read this prospectus completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY
This summary highlights selected information appearing elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our common stock. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully.
Quantum Corporation
Quantum delivers end-to-end data management solutions designed for unstructured data in the artificial intelligence (“AI”) era. From high-performance ingest that powers AI applications and demanding data-intensive workloads to massive, durable data lakes to fuel AI models, Quantum delivers one of the most comprehensive and cost-efficient solutions for the entire data lifecycle. We specialize in solutions for video, images, audio, and other large files because this unstructured data represents more than 80% of all data being created according to leading industry analyst firms. Unstructured data poses both immense potential and significant challenges for organizations looking to retain and analyze their data for AI and other initiatives. Effectively managing and leveraging this data with an intelligent data management platform is not just an option but a necessity for businesses aiming to uncover hidden insights and create value.
Corporate Information
Quantum was founded in 1980 and reincorporated under the laws of the State of Delaware in 1987. Our principal executive offices are located at 224 Airport Parkway, Suite 550, San Jose, CA 95110, and our telephone number is (408) 944-4000. Our website address is www.quantum.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or accessible through, our website as part of this prospectus.

THE OFFERING

Issuer	Quantum Corporation

Shares of Common Stock offered by the Selling Stockholder	Up to 17,550,626 shares of common stock we may elect, in our discretion, to issue and sell to the Selling Stockholder under the Purchase Agreement from time to time.

Terms of the offering
The Selling Stockholder will determine when and how it will dispose of any shares of common stock registered under this prospectus for resale.
Under the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”), in no event may the Company issue to the Selling Stockholder under the Purchase Agreement more than 1,157,139 shares of common stock, which number of shares is equal to 19.99% of the aggregate number of shares of the common stock issued and outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) the Company obtains stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, (ii) all applicable sales of shares of common stock under the Purchase Agreement equal or exceed the “Minimum Price” (as such term is defined in Nasdaq Rule 5635), or (iii) as to any Advance (as defined in the Plan of Distribution), the issuance of the common stock pursuant to an Advance Notice (as defined in the Plan of Distribution) would be excluded from the Exchange Cap under Nasdaq rules (or interpretive guidance provided by Nasdaq with respect thereto). In addition, the Company may not issue or sell any shares of common stock to the Selling Stockholder under the Purchase Agreement which, when aggregated with all other shares of common stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), and Rule 13d-3 promulgated thereunder), would result in the Selling Stockholder beneficially owning more than 4.99% of the outstanding voting power or number of shares of common stock (the “Ownership Limitation”).

Common Stock outstanding prior to this offering	6,949,763 shares.

Common Stock outstanding after this offering
24,500,389 shares of common stock, assuming the sale by us of a total of 17,550,626 shares pursuant to the Purchase Agreement. The actual number of shares issued will vary depending upon the actual sale prices under the Purchase Agreement.

Use of proceeds
We will not receive any proceeds from the resale of shares of our common stock offered by this prospectus by the Selling Stockholder. However, we may receive up to $200.0 million in aggregate gross proceeds under the Purchase Agreement from sales of common stock that we may elect to make to the Selling Stockholder pursuant to the Purchase Agreement from time to time in our discretion, of which we have received approximately $17.6 million as of the date of this prospectus.
We expect to use the net proceeds that we receive from sales under the Purchase Agreement for working capital and general corporate purposes, including the repayment of debt. See “Use of Proceeds.”

Risk factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 5 and the other information included or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Nasdaq trading symbol	“QMCO.”

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2024, our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2024, September 30, 2024 and December 31, 2024 and our Current Reports on Form 8-K incorporated by reference in this prospectus, as well as any prospectus supplement to this prospectus, and the other information contained in or incorporated by reference into this prospectus and any prospectus supplement to this prospectus before deciding to invest in our common stock. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected.
Risks Related to this Offering
It is not possible to predict the actual number of shares we will sell to the Selling Stockholder under the Purchase Agreement, or the actual gross proceeds resulting from those sales. We may not have access to the full amount available under the Purchase Agreement.
On January 25, 2025, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder committed to purchase up to $200,000,000 in shares of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to the Selling Stockholder at our discretion, from time to time, over a 36-month period commencing on the date of the Purchase Agreement. We generally have the right to control the timing and amount of any sales of our shares of our common stock to the Selling Stockholder under the Purchase Agreement. Sales of our common stock to the Selling Stockholder under the Purchase Agreement will depend upon market conditions as well as other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all or a portion of the shares of our common stock that may be available pursuant to the Purchase Agreement, or decide to terminate the Purchase Agreement or only sell to the Selling Stockholder a portion of the shares of our common stock that may be available for us to sell thereunder.
Because the purchase price per share to be paid by the Selling Stockholder for the shares of our common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement will fluctuate based on the market prices of our common stock during the applicable pricing period for each purchase, it is not possible for us to predict, as of the date of this prospectus, the number of shares of our common stock that we will sell to the Selling Stockholder under the Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the Purchase Agreement. As of the date of this prospectus, we have sold an aggregate of 1,114,981 shares of common stock to the Selling Stockholder under the Purchase Agreement for an aggregate offering amount of approximately $17.6 million.
Although the Purchase Agreement provides that we may sell up to an aggregate of $200,000,000 of our common stock to the Selling Stockholder, only 2,260,575 shares of our common stock that may be issued to the Selling Stockholder under the Purchase Agreement (which number excludes the Commitment Shares) were registered pursuant to the registration statement on Form S-1 (File No. 333-284528) declared effective by the Securities and Exchange Commission (the “SEC”) on February 11, 2025 (the “Resale S-1”), and 17,550,626 shares are being registered for resale by the Selling Stockholder under the registration statement that includes this prospectus.
If we elect to sell to the Selling Stockholder all of the 17,550,626 shares of our common stock being registered for resale by the Selling Stockholder in the registration statement that includes this prospectus, and the 1,145,594 shares previously registered and remain available under the Resale S-1, depending on the market prices of our common stock during the applicable pricing period for each purchase made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of all such shares may be less than the $200,000,000 total commitment originally available to us under the Purchase Agreement depending upon the actual sale prices under the Purchase Agreement.

If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more than the 1,145,594 shares registered and remaining available under the Resale S-1 and 17,550,626 shares being registered for resale under the registration statement that includes this prospectus, in order to receive aggregate gross proceeds equal to the total commitment of $200,000,000 under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act of 1933 (the “Securities Act”) the resale by the Selling Stockholder of any such additional shares of our common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective.
We have recently obtained stockholder approval to issue shares of our common stock in excess of the Exchange Cap under the Purchase Agreement in accordance with the Nasdaq listing rules. The Selling Stockholder will not be required to purchase any shares of our common stock if such sale would result in the Selling Stockholder’s beneficial ownership exceeding 4.99% of the then-outstanding voting power or number of shares of our common stock.
Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of our common stock will cause substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for resale by the Selling Stockholder is dependent upon the number of shares of our common stock we ultimately sell to the Selling Stockholder under the Purchase Agreement. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.
Investors who buy shares at different times will likely pay different prices.
Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Selling Stockholder. When we elect to sell shares of our common stock to the Selling Stockholder under the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all or a portion of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares.
Future sales and issuances of our common stock or other securities might result in significant dilution to our existing stockholders and could cause the price of our common stock to decline.
To raise capital, we may sell our common stock, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by the Selling Stockholder, and the Selling Stockholder or investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into our common stock, in future transactions may be higher or lower than the price per share paid by the Selling Stockholder. Any sales of additional shares, including securities of notes convertible into common stock or warrants or other securities to purchase common stock, will dilute the interests of our existing stockholders.
Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. In addition, the sale of substantial amounts of our common stock could adversely impact its price.

Our management team will have broad discretion as to the use of the proceeds from our sale of common stock to the Selling Stockholder under the Purchase Agreement, and such uses may not improve our financial condition or market value.
We intend to use the amount of net proceeds from our sale to the Selling Stockholder of shares of our common stock to repay a portion of our outstanding debt obligations and for working capital purposes. Our management will have broad discretion as to the application of such net proceeds for working capital purposes and could use them for purposes other than those contemplated hereby. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or advance our business objectives. The failure of our management team to use such proceeds effectively could have a material adverse effect on our business, financial condition and results of operations.

USE OF PROCEEDS
This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholder. All of the common stock offered by the Selling Stockholder pursuant to this prospectus will be sold by the Selling Stockholder for its own account. We will not receive any of the proceeds from these sales. We may receive up to $200,000,000 aggregate of gross proceeds under the Purchase Agreement from any sales we make to the Selling Stockholder pursuant to the Purchase Agreement. As of the date of this prospectus, we have received approximately $17.6 million in gross proceeds under the Purchase Agreement. See “Plan of Distribution” elsewhere in this prospectus for more information.

SELLING STOCKHOLDER
This prospectus relates to the offer and sale by the Selling Stockholder of up to 17,550,626 shares of common stock that have been and may be issued by us to the Selling Stockholder under the Purchase Agreement. We are registering the shares of common stock being offered by this prospectus pursuant to the provisions of the Purchase Agreement we entered into with the Selling Stockholder in order to permit the Selling Stockholder to offer such shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement, and as set forth in the section entitled “Plan of Distribution” in this prospectus, the Selling Stockholder has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholder” means YA II PN, Ltd., a Cayman Islands exempt limited partnership, and the pledgees, donees, transferees, assignees, successors, designees, and others who later come to hold any of the Selling Stockholder’s interest in the common stock other than through a public sale.
The table below presents information regarding the Selling Stockholder and the shares of common stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of April 17, 2025. The number of shares in the column entitled “Maximum Number of Shares of Common Stock to be Offered” represents all of the shares of common stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all, or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of our common stock being offered for resale by this prospectus.
Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes shares of common stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 6,949,763 shares of our common stock outstanding on March 18, 2025. Because the purchase price to be paid by the Selling Stockholders for shares of common stock that we may elect to sell to the Selling Stockholder in one or more Advances from time to time under the Purchase Agreement will be determined on the applicable Advance Dates for such Advances, the actual number of shares of common stock that we may sell to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column in the table below assumes the resale by the Selling Stockholder of all of the shares of common stock being offered for resale pursuant to this prospectus.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholder has sole voting and investment power with respect to all shares of common stock that it beneficially owns, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Stockholder, the Selling Stockholder is not a broker-dealer or an affiliate of a broker-dealer.

	Number of Shares of Common Stock Beneficially Owned		Maximum Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock Are Sold
Name of Selling Securityholder	Number	Percent		Number(1)	Percent
YA II PN, Ltd.(2)	—	—%	17,550,626	—	—%
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(1)Assumes the sale of all shares being offered pursuant to this prospectus.
(2)YA II PN, Ltd. is a fund managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA II PN, Ltd. are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of the Selling Stockholder, Yorkville LP and Yorkville LLC is 1012 Springfield Avenue, Mountainside, New Jersey 07092.

PLAN OF DISTRIBUTION
On January 25, 2025, we entered into the Purchase Agreement with the Selling Stockholder. Pursuant to the Purchase Agreement, we have the right to sell to the Selling Stockholder up to $200,000,000 of shares of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of common stock to the Selling Stockholder under the Purchase Agreement, and the timing of any such sales, are at our option, and we are under no obligation to sell any securities to the Selling Stockholder under the Purchase Agreement. In accordance with our obligations under the Purchase Agreement, we have filed the registration statement of which this prospectus forms a part with the SEC to register under the Securities Act the resale by the Selling Stockholder of up to 17,550,626 shares of common stock that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time under the Purchase Agreement. Upon the satisfaction of the conditions to the Selling Stockholder’s purchase obligation set forth in the Purchase Agreement, including that the registration statement of which this prospectus forms a part be declared effective by the SEC and the final form of this prospectus is filed with the SEC, we will have the right, but not the obligation, from time to time at our discretion for the 36-month period after the date of the Purchase Agreement, to direct the Selling Stockholder to purchase a specified number of shares of common stock (each such sale, an “Advance”) by delivering written notice to the Selling Stockholder (each, an “Advance Notice”). While there is no mandatory minimum amount for any Advance, it may not to exceed 100.0% of the average of the daily trading volume of the common stock on the five consecutive trading days immediately preceding an Advance Notice. The per share purchase price for the shares of common stock that we elect to sell to the Selling Stockholder in an Advance pursuant to the Purchase Agreement will be determined by reference to the volume weighted average price of our common stock (the “VWAP”) and calculated in accordance with the Purchase Agreement; provided, however, that the Company may establish a minimum acceptable price in certain Advance Notices, as specified in the Purchase Agreement, below which it shall not be obligated to make any sales to the Selling Stockholder. There is no upper limit on the price per share that the Selling Stockholder could be obligated to pay for the common stock we may elect to sell to it in any Advance. We will control the timing and amount of any sales of common stock to the Selling Stockholder. Actual sales of shares of our common stock to the Selling Stockholder under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our common stock, and determinations by us as to the appropriate sources of funding for our business and its operations.
The shares of common stock offered by this prospectus are being offered by the Selling Stockholder. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. We will not receive any of the proceeds from the sale of the securities by the Selling Stockholder. We may receive up to $200,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to the Selling Stockholder pursuant to the Purchase Agreement, of which we have received approximately $17.6 million as of the date of this prospectus. The net proceeds from sales under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of common stock to the Selling Stockholder after the date of this prospectus.
The sale of the shares of our common stock offered by this prospectus could be effected in one or more of the following methods:
•ordinary brokers’ transactions;
•transactions involving cross or block trades;
•through brokers, dealers, or underwriters who may act solely as agents;
•“at the market” into an existing market for our common stock;
•in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•in privately negotiated transactions; or

•any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
The Selling Stockholder has informed us that it intends to use one or more registered broker-dealers to effectuate all sales of our common stock that it may acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then-current market price. Such registered broker-dealer may, in some circumstances (for instance if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributors’ or sellers’ commissions), be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder has informed us that each such broker-dealer may receive commissions from the Selling Stockholder for executing such sales for the Selling Stockholder and, if so, such commissions will not exceed customary brokerage commissions.
Brokers, dealers, underwriters, or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by the Selling Stockholder.
We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.
We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement, or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including with respect to any compensation paid or payable by the Selling Stockholder to any brokers, dealers, underwriters, or agents that participate in the distribution of such shares by the Selling Stockholder, and any other related information required to be disclosed under the Securities Act.
We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock covered by this prospectus by the Selling Stockholder.
As consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement, we have issued to the Selling Stockholder 42,158 shares of our common stock as Commitment Shares upon execution of the Purchase Agreement. In addition, we have paid the Selling Stockholder a structuring fee of $25,000 in connection with the structuring and due diligence of the transactions by the Selling Stockholder under the Purchase Agreement.
We also have agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act, or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.
The Selling Stockholder has represented to us that at no time prior to the date of the Purchase Agreement has the Selling Stockholder or any entity managed or controlled by the Selling Stockholder engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale or any transaction that establishes a net short position with respect to our common stock. The Selling Stockholder has agreed that, during the term of the Purchase Agreement, none of the Selling Stockholder, its officers, its sole member, or any entity managed or controlled by the Selling Stockholder will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.
We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.
This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by the Selling Stockholder.

LEGAL MATTERS
The validity of the common stock offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.
EXPERTS
The audited consolidated financial statements of Quantum Corporation for the fiscal year ended March 31, 2024, incorporated by reference in this prospectus and elsewhere in this registration statement, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements incorporated by reference in this prospectus as of and for the years ended March 31, 2023 and 2022, have been audited by Armanino LLP, an independent registered public accounting firm, as stated in their report. Such financial statements have been incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
We have filed a registration statement on Form S-3 with the SEC under the Securities Act. This prospectus is part of the registration statement but the registration statement includes additional exhibits. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus and the accompany registration statement, over the Internet at the SEC’s website at www.sec.gov.
The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:
•our Annual Report on Form 10-K for the year ended March 31, 2024 filed with the SEC on June 28, 2024;
•our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2024, September 30, 2024 and December 31, 2024;
•our Current Reports on Form 8-K filed with the SEC on July 12, 2024, August 14, 2024, August 20, 2024, September 23, 2024, October 10, 2024, January 27, 2025, March 20, 2025, April 3, 2025 and April 17, 2025; and
•the description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended March 31, 2024 filed with the SEC on June 28, 2024.
We incorporate by reference all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are filed after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. Such information shall be deemed incorporated by reference into this prospectus without any further act on our behalf. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.
Our website address is www.quantum.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.
Any person, including any beneficial owner, may request a copy of any or all of the documents incorporated by reference but not delivered with this Prospectus, at no cost, by writing or telephoning us at the following address and number: Investor Relations, Quantum Corporation, 224 Airport Parkway, Suite 550, San Jose, California, 95110, telephone +1 (949) 224-3874. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

Up to 17,550,626 Shares
Quantum Corporation
Common Stock

PROSPECTUS

               April 28, 2025